Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-8) No. 333-191971) pertaining to the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan,

(2)	Registration Statement (Form S-3 No. 333-200057),

(3)	Registration Statement (Form S-3 No. 333-200084),

(4)	Registration Statement (Form S-3 No. 333-200086), and

(5)	Registration Statement (Form S-3 No. 333-201464);

of our report dated February 19, 2015, with respect to the consolidated financial statements and schedules of Brixmor Property Group Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Brixmor Property Group Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York
February 13, 2017